MANAGEMENT AGREEMENT

BY AND BETWEEN

VEIN ASSOCIATES OF AMERICA, INC.

AND

VEIN ASSOCIATES DURHAM, P.C.

TABLE OF CONTENTS

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this "Agreement") dated as of May 1st, 2007, by and between Vein Associates of America, Inc., a Florida corporation ("Manager") and Vein Associates Durham, P.C., a North Carolina professional corporation ("Practice").

PREMISES:

WHEREAS, Practice has employed or contracted with physicians and others to provide comprehensive medical vein treatment services to its patients;

WHEREAS, Practice wishes to contract with Manager for the provision of comprehensive management services in order to permit Practice and its physicians to concentrate more fully on the practice of medicine;

WHEREAS, Manager is ready, willing and able to provide certain medical supplies, staff, medical equipment and administrative and management services to the Practice in connection with physician medical practices; and

WHEREAS, Manager and Practice have determined the fair market value of services to be rendered and, based on such fair market value, have established a relationship that permits all parties to devote their skills and expertise to the appropriate responsibilities to be performed by the parties;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and wishing to be legally bound hereby, Practice hereby agrees to purchase the management and support services herein described, and Manager agrees to provide such services on the terms and conditions provided in this Agreement.

ARTICLE 1.

DEFINITIONS

1.1 **"Adjustments"** shall mean any changes in billing, collection or accounting relating to uncollectible accounts, discounts, Medicare, Medicaid, worker's compensation, employee/dependent healthcare benefit programs, professional courtesies and other activities that lessen or do not generate a collectible fee in accordance with standards established from time to time by Manager.

1.2 **"Affiliate"** of an entity means (a) any person or entity directly or indirectly controlled by such entity, (b) any person or entity directly or indirectly controlling such entity, (c) any subsidiary of such entity if the entity has a fifty percent (50%) or greater ownership

interest in the subsidiary, or (d) such entity's parent entity if the parent has a fifty percent (50%) or greater ownership interest in the entity.

1.3 **"Ancillary Revenues"** shall mean all fees actually recorded each month (net of Adjustments) by or on behalf of Practice that are not Physician Services Revenues (as defined below) or Capitation Revenues (as defined below), but excluding any interest, investment, rental or similar payments or income made or payable to Practice or Manager that are unrelated to the provision of medical services or products or to the provision of management services.

1.4 **"Capitation Revenues"** shall mean all payments where payment is made periodically on a per member basis for the partial or total medical care needs of a patient and all bonus or incentive payments (and less any penalties) derived from participation by Practice or a Managed Physician in any managed care plans.

1.5 **"Fraud and Abuse Law"** shall mean 42 U.S.C. §1320a-7b(b) as subsequently amended or modified and any successor statute covering payment of remuneration for the referral of patients.

1.6 **"Managed Physicians"** shall mean individuals who are employees of Practice or are otherwise under contract with Practice to provide professional services to Medical Practice patients and are duly licensed to provide professional medical services in the State of North Carolina including, without limitation, physician extenders such as technicians, physician's assistants and nurse practitioners.

1.7 **"Management Fee"** shall mean the fees payable to Manager pursuant to Section 6.1 of this Agreement.

1.8 **"Medical Practice"** shall mean the medical practice of Practice and its Managed Physicians at the facilities, including satellite locations, provided by Manager hereunder.

1.9 **"Medical Practice Expenses"** shall mean all operating and non-operating expenses incurred in the operation of the Medical Practice including, without limitation:

(a) salaries, benefits and other direct costs of all Manager employees relating solely to the Medical Practice and Medical Practice personnel including Managed Physicians and others.

(b) obligations of Manager or Practice under leases or subleases provided for herein,

(c) personal property and other taxes assessed against Manager's assets utilized in the performance of its obligations hereunder commencing on the date of this Agreement,

(d) other reasonable expenses incurred by Manager in carrying out its obligations under this Agreement.

1.10 **"Medical Practice Revenues"** shall mean the sum of Ancillary Revenues, Capitation Revenues and Physician Services Revenues.

1.11 **"Physician Compensation"** shall equal the aggregate compensation of all Managed Physicians pursuant to Schedule 6.1 hereof.

1.12 **"Physician Services Revenues"** shall mean all fees actually recorded each month (net of Adjustments) by or on behalf of Practice as a result of professional medical services personally furnished to patients by Managed Physicians, whether rendered in an inpatient or outpatient setting.

ARTICLE 2.

RELATIONSHIP OF THE PARTIES

2.1 **Independent Relationship.** Practice and Manager intend to act and perform hereunder as independent contractors. Only Practice, through its Managed Physicians, shall practice medicine hereunder and shall do so as a provider of independent professionals with no employment relationship to Manager. Notwithstanding the authority granted to Manager herein, Manager and Practice agree that Practice shall retain the authority to direct the medical, professional and ethical aspects of its medical practice. Manager shall neither exercise control over, nor interfere with, the physician-patient relationship, which shall be maintained strictly between the Managed Physicians and their patients. Each party shall be responsible solely for, and shall comply with, all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that party.

2.2 **Practice Matters.** Matters involving the internal agreements and finances of the Practice and delivery and quality of professional services, including the distribution of professional fee income among the individual Managed Physicians, shall remain the sole responsibility of the Practice.

2.3 **No Patient Referrals.** The parties agree that the benefits to Practice hereunder do not require, are not payment for and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or services offered by Manager or its Affiliates to the patients of the Managed Physicians in any facility controlled, managed or operated by Manager or its Affiliates. The parties to this Agreement agree that no payments made hereunder are made in return for, or to induce any person to:

(a) refer an individual to anyone for the furnishing or arranging for the furnishing of items or services for which payment may be made in whole or in part under any governmental program, or

(b) purchase, lease, order or arrange for or recommend purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any governmental program.

2.4 **Effects of Certain Changes**. The parties expressly acknowledge that this Agreement has been negotiated and entered into to effect compliance with the Fraud and Abuse Law and other federal and state law. In the event that any state or federal law is adopted or amended (including, without limitation, the Fraud and Abuse Law) or any rule or regulation is promulgated or modified, or any administrative ruling or judicial interpretation is issued or modified relating to the provision of goods or services to beneficiaries of any governmental programs or otherwise that, in the opinion of counsel of Manager or Practice, prohibits structural and/or operational arrangements similar or analogous to those specified in this Agreement or that approve of structural and/or operational arrangements with which the parties reasonably determine they should comply, the parties shall do any one or more of the following: (a) renegotiate and restructure this Agreement in a manner intended to comply with such law, rule, ruling, regulation or interpretation; or (b) upon the affirmative decision of the parties to this Agreement, terminate this Agreement. Such termination shall not be considered a default by either party, and the transaction shall be unwound pursuant to Section 9.5.

ARTICLE 3.

FACILITIES TO BE PROVIDED BY MANAGER

3.1 **Facilities.** Manager hereby agrees to provide the offices, facilities, supplies and equipment more fully described in Schedule 3.1, attached hereto and hereby incorporated by reference, to Practice including, but not limited to, all costs of repairs, maintenance and improvements, utility (telephone, electric, gas, water) expenses, normal janitorial services, refuse disposal and all other costs and expenses reasonably incurred in conducting the Medical Practice on the terms and conditions hereinafter set forth including, but not limited to, related real or personal property lease cost payments and expenses, taxes and property insurance. Schedule 3.1 also specifies any exceptions to the obligations of Manager pursuant to this Section 3.1 by detailing such facilities, supplies and equipment that will be provided by Practice, which facilities, supplies and equipment shall otherwise be subject to the provisions of this Section 3.1. Manager shall consult with Practice regarding the condition, use and needs for the offices, facilities and improvements. Managed Physicians shall use these facilities provided by Manager exclusively during the term of this Agreement to provide medical services and shall not occupy any other facilities except as such facilities may be provided by Manager.

3.2 **Title and Maintenance**. Practice shall use, and shall cause its Managed Physicians to use, the offices, facilities, supplies, fixtures and equipment described in Schedule

3.1 only in connection with the Medical Practice. Title to such offices, facilities, supplies, fixtures and equipment, along with any improvements thereto, shall be and remain in Manager at all times except as otherwise described in Schedule 3.1. Practice agrees to take no action that would adversely affect Manager's title to or interest in such offices, facilities, supplies, fixtures and equipment. During the term of this Agreement, Practice shall be responsible for maintaining the offices, facilities, supplies, fixtures and equipment in good condition and repair, reasonable wear and tear from normal use excepted, including, where necessary, the replacement or substitution of parts. All maintenance, repair and replacement, if necessary, shall be performed by Manager on behalf of Practice. For purposes of this Agreement, the cost and expense of all maintenance, repair and replacement of the offices, facilities, supplies, fixtures and equipment shall be considered a Medical Practice Expense.

3.3 **Liens, Encumbrances, Etc.** Practice shall not directly or indirectly create or suffer to exist any mortgage, security interest, attachment, rent or other lien or encumbrance on the offices, facilities, furniture, furnishings, supplies, fixtures and equipment described in Schedule 3.1 hereto and will promptly, and at its own expense, discharge any such lien or encumbrance which shall arise unless the same shall have been created or approved by Manager.

3.4 **Return of Supplies and Equipment**. Subject to the provisions of that certain Stock Purchase Agreement dated May 1, 2007 by and between Manager and the stock holders of Vein Clinic of the Triangle, Inc. (the "Purchase Agreement") , upon the termination or expiration, as applicable, of this Agreement, Manager shall retain all offices, facilities, supplies, fixtures and equipment described in Schedule 3.1, and Practice will relinquish control thereof free and clear of all liens, encumbrances and rights of others (except for those created by Manager).

3.5 **Assignment**. Practice shall not assign any of its rights hereunder, nor allow the use of the offices, facilities, supplies, fixtures or equipment described in Schedule 3.1, to any third party without the express prior written consent of Manager.

3.6 **Reporting**. Manager shall consult with Practice with respect to the selection and purchasing of additional and replacement equipment, furnishings, furniture or fixtures. Practice will ensure that all such furniture, furnishings, fixtures and equipment are used in a safe and appropriate manner. Practice shall promptly notify Manager of any defective or obsolete equipment, furnishings, furniture or fixtures.

ARTICLE 4.

ADMINISTRATIVE SERVICES TO BE PROVIDED BY MANAGER

4.1 **Performance of Management Functions**. Manager shall provide or arrange for the services set forth in this Article 4, as requested by Practice, the cost of all of which shall be included in Medical Practice Expenses except as otherwise expressly specified.

4.2 **Preparation of Budgets.** Manager shall cause to be prepared annual capital and operating budgets as requested by Practice reflecting in reasonable detail the anticipated Practice revenues and expenses, sources and uses of capital for growth in Practice, medical services rendered at the Medical Practice and the budgeted Physician Compensation.

4.3 **Audits and Statements.** Manager, on behalf of Practice, and as Practice may reasonably request, shall cause to be prepared annual financial statements for the operations of the Medical Practice, shall cause the financial statements to be compiled by an accountant selected by Manager and shall deliver a copy of the financial statements to Practice as soon as reasonably practicable. Manager shall pay for the preparation of the financial statements or tax returns of Practice, and such payment shall be a Medical Practice Expense.

4.4 **Inventory and Supplies.** Manager shall cause to be ordered and purchased inventory and supplies and such other ordinary, necessary or appropriate materials as are necessary in the operation of the Medical Practice, which are requested by Practice and which are necessary to deliver quality medical services in a cost-effective manner.

4.5 **Management Services and Administration.**

4.5.1 **Sole Manager**. Practice hereby appoints Manager as its sole and exclusive manager and administrator of all day-to-day business functions of the Managed Physicians. Practice agrees that the purpose and intent of this Management Agreement is to relieve the Managed Physicians to the maximum extent possible of the administrative, accounting, personnel and business aspects of their respective practices, with Manager assuming responsibility and being given all necessary authority to perform those functions. Manager and Practice agree that the Managed Physicians, and they alone, will perform the medical functions of their practice. Manager will not have any authority, directly or indirectly, to perform, and will not perform, any medical function on behalf of Practice. Manager may, however, advise Practice and Managed Physicians as to the relationship between their performance of medical functions and the overall administrative and business functioning of their practices. To the extent that clinical support personnel obtained and provided by Manager assist Managed Physicians in performing their medical functions, those personnel shall be subject solely to the direction and supervision of Managed Physicians and, in the performance of such medical functions, they shall not be subject to any direction or control by Manager or Practice except as may be specifically authorized by Managed Physicians.

4.5.2 **Billing**. Manager, on behalf of Practice, shall bill patients and collect the professional fees for medical services rendered by Managed Physicians: (i) in the Medical Practice; (ii) for services performed outside the Medical Practice for hospitalized patients; and (iii) for all other professional and Medical Practice services. All billings for professional services rendered by any Managed Physician shall be made by Manager, and neither Practice nor any Managed Physician shall bill, on its or his or her own behalf, any party for services provided by Managed Physicians. Manager shall render or cause its designee to render such billings in as timely and accurate a manner as may be reasonable under the circumstances and consistent with

Manager's general practice concerning billing for professional medical services as in effect from time to time. All amounts collected by Managed Physicians resulting from services performed during the term of this Agreement promptly shall be paid over to Manager or into such accounts as designated by Manager. If requested by Manager, Practice shall order that any and all sums received into its accounts with any banking institution shall be periodically paid into an account designated by Manager, and failure to maintain such order with such institution shall constitute a breach of this Agreement. Practice shall (and shall, in its agreements with Managed Physicians, agree that such Managed Physicians shall): (i) cooperate with Manager or its designee in billing and collection activities; (ii) provide all information necessary to bill and collect for all Managed Physicians and Practice services; and (iii) execute all such documents, instruments and agreements deemed reasonable or necessary by Manager to bill and collect for services provided by Practice and each of its Managed Physicians (including, without limitation, Medicare/Medicaid reassignment forms, signature cards or other documents as required to conform with Medicare and Medicaid law and regulations). Manager or its designee shall not be liable to Practice or any Managed Physician for any decisions made in good faith by Manager or its designee regarding the submission of bills or the degree to which collection will be pursued. Practice hereby appoints Manager for the term hereof to be its true and lawful attorney-in-fact for the following purposes:

(a) to bill patients in the name of the Practice and Managed Physicians and on its and their behalf;

(b) to collect accounts receivable resulting from such billing in the name of Practice or Managed Physicians;

(c) to receive payments and prepayments from patients, insurance companies, health care plans, Medicare, Medicaid and all other payors and third party payors;

(d) to take possession of, and endorse in the name of Practice (and/or in the name of a Managed Physician or an individual physician if such payment is intended for the purpose of paying a physician's bill), any notes, drafts, money orders, checks and other instruments received in payment of accounts receivable; and

(e) to initiate the institution of legal proceedings in the name of Practice and/or any Managed Physician to collect any accounts and monies owed to the Medical Practice, to enforce the rights of Practice as a creditor under any contract or in connection with the rendering of any service and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries).

All Adjustments made for uncollectible accounts shall be done in a reasonable and consistent manner approved by Manager. All Adjustments made for professional courtesies and other activities that do not generate or serve to reduce a collectible fee shall be done in accordance with Section 4.10.

4.5.3 **Files and Records**. Manager shall supervise and maintain custody of all files and records relating to the operation of the Medical Practice including medical records and collection records on behalf of Practice. Patient medical records shall at all times be located at Medical Practice facilities or other facilities of Manager at which Managed Physicians provide medical services and shall be readily accessible for patient care. The management of all files and records shall comply with applicable state and federal statutes. Manager and Practice shall preserve the confidentiality of patient medical records and use information contained in such records only for the limited purposes necessary to perform the services set forth herein.

4.5.4 **Services**. Manager shall cause to be supplied to Practice necessary clerical, accounting, bookkeeping, computer, printing, postage and duplication, medical transcription and any other ordinary, necessary or appropriate services for the operation of the Medical Practice.

4.5.5 **Marketing**. Manager shall design and implement an adequate and appropriate public relations program on behalf of Practice with appropriate emphasis on public awareness of the availability of services at the Medical Practice. The public relations program shall be conducted in compliance with all applicable laws and regulations governing advertising by the medical profession and approved, at its discretion, by Practice.

4.5.6 **Financial Information**. Manager shall cause to be provided (a) the data necessary for it to prepare annual income tax returns and financial statements of the Practice, (b) monthly unaudited financial statements for the Practice, and (c) payroll and related services for Managed Physicians. Manager shall have no responsibility for the payment of any federal, state or local income taxes for the Practice.

4.5.7 **Recruiting**. Manager shall assist Practice in recruiting additional Managed Physicians and Technical Employees and carrying out related administrative functions, as may be appropriate, such as advertising for, and identifying, potential candidates, checking credentials and arranging interviews.

4.5.8 **Maintenance**. In accordance with the provisions of Section 3.1, Manager shall arrange for the proper cleanliness of the premises and maintenance and cleanliness of the equipment, furniture, fixtures and furnishings located upon such premises used for the Medical Practice including such premises, fixtures and equipment provided by Practice as specified in Schedule 3.1.

4.5.9 **Licenses**. Manager shall make payment for the cost of professional licensure fees, board certification fees, professional society dues, specialty society dues and continuing medical education expenses of Managed Physicians (except for Managed Physicians obtained by Practice as independent contractors or otherwise and for whom Practice has no liability to pay such costs), which expenses shall be a Medical Practice Expense.

4.5.10 **Insurance Premiums**. Manager shall negotiate for, and cause premiums to be paid with respect to, the insurance provided for in Section 8.1 and all health insurance

premiums for Managed Physicians and dependents except for Managed Physicians obtained by Practice as independent contractors or otherwise or who maintain their own insurance. Premiums and deductibles with respect to such policies shall be a Medical Practice Expense.

4.5.11 **Legal and Accounting**. Manager shall arrange for legal and accounting serves related to Practice operations the expense for which is in the ordinary course of business, including, without limitation, the cost of enforcing any physician contract containing restrictive covenants.

4.6 **Personnel**. Manager shall arrange for nursing (other than registered nurses and Physician Extender Employees) and other non-physician professional support and administrative personnel, clerical, secretarial, bookkeeping and collection personnel to be provided that are reasonably necessary for the conduct of the Medical Practice operations. Manager shall determine and cause to be paid the salaries and fringe benefits of all such personnel. Such personnel shall be under the direction, supervision and control of Manager with those personnel performing patient care services subject to the professional supervision of Managed Physicians.

4.7 **Events Excusing Performance**. Manager shall not be liable to Practice for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Manager has no control for so long as such events continue and for a reasonable period of time thereafter.

4.8 **Compliance with Applicable Laws**. Manager shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.

4.9 **Quality Assurance**. Manager shall assist Practice in fulfilling its obligations to its patients to maintain a high quality of medical and professional services.

4.10 **Patient Fees.** Practice shall provide to Manager a fee schedule for all physician and ancillary services rendered by Practice. Manager and Practice shall together determine the Medical Practice's policy regarding courtesy discounts, professional discounts, free care and other such matters.

ARTICLE 5.

OBLIGATIONS OF CORPORATION AND MANAGED PHYSICIANS

5.1 **Professional Services**. Practice shall require Managed Physicians to provide professional services to patients in compliance at all times with ethical standards, laws and regulations applicable to the medical profession when and where such services are performed. Practice shall review, and report regularly to Manager regarding, staffing needs in light of market and other relevant conditions. In the event that any disciplinary action or medical malpractice action is initiated against Practice or any Managed Physician, Practice shall immediately inform Manager of such action and the underlying facts and circumstances. Practice shall monitor the quality of medical care practiced at the Medical Practice. Practice shall immediately notify Manager if a Managed Physician is in default under any agreement with Practice.

5.2 **Medical Practice**. Practice shall use and occupy the premises provided pursuant to Section 3.1 exclusively for the practice of medicine and other health services and shall comply with all applicable local rules, ordinances and standards of medical care. It is expressly acknowledged by the parties hereto that the medical practice conducted at such premises shall be conducted solely by Managed Physicians, and no other physician or medical practitioner shall (a) be permitted to use or occupy the premises, or (b) provide medical services or otherwise be associated with Practice or the Medical Practice, without the express prior written consent of Manager.

5.3 **Employment of Managed Physicians**. Practice shall have complete control of and responsibility for the compensation, supervision, evaluation and termination of the Managed Physicians although, at the request of Practice, Manager shall consult with Practice respecting such matters. Except as otherwise provided in this Agreement, Practice shall be responsible for the payment of such Managed Physicians' salaries and wages, payroll taxes, Managed Physician benefits and all other taxes and charges now or hereafter applicable to them. All such costs for Physician Extender Employees and Technical Employees shall be a Medical Practice Expense. With respect to physicians, Practice shall only employ and contract with licensed physicians meeting applicable credentialing guidelines established by Practice, a copy of which shall be provided to Manager. Practice shall provide to Manager a copy of any draft employment agreement with a Managed Physician, and Manager shall acknowledge such agreement. Manager shall budget for, and assist in payment of, Physician Compensation as described in such employment agreement in accordance with Section 6.1(b) below.

5.4 **Continuing Medical Education Expenses**. Practice and its Managed Physicians shall be solely responsible for arranging for and monitoring all professional education activities. The cost of continuing medical education shall be a Medical Practice Expense.

5.5 **Professional Insurance Eligibility**. Practice shall cooperate in obtaining and retaining professional liability insurance by using its best efforts to assure that the Managed Physicians are insurable and participating in an on-going risk management program.

5.6 **Events Excusing Performance**. Practice shall not be liable to Manager for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Practice has no control for so long as such events continue and for a reasonable period of time thereafter.

ARTICLE 6.

FINANCIAL ARRANGEMENTS

6.1 **Management Fees**. Practice and Manager agree that the compensation set forth in this Article 6 is being paid to Manager in consideration of the substantial commitment made by Manager hereunder and that such fees have been negotiated at arms-length and are fair, reasonable and consistent with fair market value. Manager shall be paid the following Management Fees:

(a) Manager shall be paid a Management Fee as set forth in Schedule 6.1, attached hereto and hereby incorporated by this reference. Schedule 6.1 shall be adjusted annually based on the fair market value of the services rendered hereunder.

(b) Notwithstanding any other provision of this Article 6 to the contrary, amounts received as Medical Practice Revenues shall be paid, first, to Manager to pay Physician Compensation, then to pay Medical Practice Expenses, then to pay the Management Fee.

ARTICLE 7.

RECORDS

7.1 **Patient Records**. Upon termination of this Agreement, Manager shall turn over to Practice all patient medical records maintained by Manager. Manager shall be entitled, at its option, to retain copies of financial and accounting records relating to all services performed by Managed Physicians.

7.2 **Records Owned by Manager**. All records relating to the operation of the Medical Practice, other than medical records or records relating to the contracts of Managed Physicians with Practice, shall at all times be and remain the sole and exclusive property of Manager, but Practice may, at its sole expense, review and copy any such records other than records relating to the internal matters of Manager.

ARTICLE 8.

INSURANCE

8.1 **Insurance for Practice to be Maintained by Manager**. Throughout the term of this Agreement, Manager shall provide and maintain, as a Medical Practice Expense, comprehensive professional liability insurance for Practice and all professional employees of Practice (except for Managed Physicians obtained by Practice as independent contractors or otherwise and who maintain their own insurance) with limits as determined reasonable by Manager and comprehensive general liability and property insurance covering the premises utilized by the Practice and its operations.

8.2 **Responsibility**. Except as provided in Paragraph 8.3 below, neither party hereto shall be liable for defending or for the expense of defending the other party, its agents or employees against any claim, legal action, dispute resolution or administrative or regulatory proceeding arising out of or related to such other party's actions or omissions under this Agreement. No party hereto shall be liable for any liability of any other party, its agents or employees, whether resulting from judgment, settlement, award, fine or otherwise, which arises out of such other party's actions or omissions under this Agreement.

8.3 **Indemnification by Practice**. Practice agrees to indemnify, hold harmless and defend Manager, its officers, directors, shareholders and employees from and against any and all loss, injury, liability, claim, damage, cause of action or expense (including, without limitation, reasonable attorneys' fees, interest, court costs and other reasonable costs and expenses incident to proceedings or investigations or the defense of any claims), and amounts paid in settlement of claims, suffered by Manager or its successors or assigns, resulting, directly or indirectly, from any of the following:

(a) Any breach or failure to perform by Practice or Managed Physicians of any of its covenants or obligations under this Agreement.

(b) Any inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements made by Practice in this Agreement.

(c) Any inaccuracy or misrepresentation (whether negligent or otherwise) in any certificate or affidavit delivered by Practice in accordance with the provisions of this Agreement.

(d) Any claim or claims made against Manager, or its successors or assigns, arising out of the obligations or liabilities and commitments of Practice not assumed by Manager pursuant to the terms of this Agreement.

(e) The performance of medical services or the performance of any intentional acts, negligent acts or omissions by Managed Physicians or Practice and/or its or their

shareholders, agents, employees, and/or subcontractors (other than Manager) during the term hereof.

8.4 **Indemnification by Manager**. Manager agrees to indemnify, hold harmless and defend Practice, its officers, directors, shareholders and employees from and against any and all loss, injury, liability, claim, damage, cause of action or expense (including, without limitation, reasonable attorneys' fees, interest, court costs and other reasonable costs and expenses incident to proceedings or investigations or the defense of any claims), and amounts paid in settlement of claims, suffered by Practice or its successors or assigns, resulting, directly or indirectly, from any of the following:

(a) Any breach or failure to perform by Manager of any of its covenants or obligations under this Agreement.

(b) Any inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements made by Manager in this Agreement.

(c) Any inaccuracy or misrepresentation (whether negligent or otherwise) in any certificate or affidavit delivered by Manager in accordance with the provisions of this Agreement.

(d) Any claim or claims made against Practice, or its successors or assigns, arising out of the obligations or liabilities and commitments of Manager not assumed by Practice pursuant to the terms of this Agreement.

ARTICLE 9.

TERM AND TERMINATION

9.1 **Term of Agreement**. This Agreement shall commence on May 1st, 2007 and the term of this Agreement shall expire on May 1, 2009 unless earlier terminated pursuant to the terms hereof or by mutual agreement of the parties. This Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice to the other of non-renewal hereof at least thirty (30) days in advance.

9.2 **Termination by Practice**. Practice may terminate this Agreement as follows:

(a) In the event Manager shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Manager by Practice, Practice may give notice of the immediate termination of this Agreement;

(b) Exercise by Practice of its option to unwind pursuant to Section ___ of the Purchase Agreement; or

(c) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Manager, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Manager, except for the filing of a petition in involuntary bankruptcy against Manager which is dismissed within thirty (30) days thereafter, Practice may give notice of the immediate termination of this Agreement.

9.3 **Termination by Manager.** Manager may terminate this Agreement as follows:

(a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Practice, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Practice, except for the filing of a petition in involuntary bankruptcy against Practice which is dismissed within thirty (30) days thereafter, Manager may give notice of the immediate termination of this Agreement.

9.4 **Actions after Termination.** Upon expiration or termination of this Agreement pursuant to Sections 9.1, 9.2 or 9.3 above and thereafter, Practice shall immediately pay to Manager any and all sums then accrued as Management Fees, and Manager shall pay to Practice any and all Medical Practice Revenues as and when received, less any Medical Practice Expenses actually paid.

9.5 **Unwind Provision**. In the event the Agreement must be unwound as a result of the provisions of Section 2.4, the parties shall renegotiate this Agreement in order to cause the same to comply with applicable law while, to the greatest extent possible, maintaining the benefits of this Agreement to each of the parties.

ARTICLE 10.

GENERAL PROVISIONS

10.1 **Assignment.** Neither Practice nor Manager shall have the right to assign their respective rights and obligations hereunder without the written consent of the other.

10.2 **Notices.** All notices required or permitted by this Agreement shall be in writing and shall be deemed given if sent, postage prepaid, certified mail, return receipt requested, to the address set forth below:

To Manager: Vein Associates of America, Inc.
400 International Parkway, Suite 100
Heathrow, FL 32746

To Practice: Vein Associates Durham, P.C.
5015 Southpark Drive
Durham, NC 27713

or to such other address as either party shall notify the other in accordance with the provisions of this Section.

10.3 **Binding on Successors.** This Agreement shall be binding upon the parties hereto and their successors and assigns.

10.4 **Waiver of Provisions.** Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

10.5 **Governing Law.** The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina not including choice-of-law rules thereof. The parties hereby consent to the jurisdiction of courts sitting in North Carolina and venue in Durham County, North Carolina.

10.6 **Severability.** The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties hereto.

10.7 **Additional Documents.** Each of the parties hereto agrees to execute any document or documents that reasonably may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

10.8 **Time is of the Essence.** Time is hereby expressly declared to be of the essence in this Agreement.

10.9 **Confidentiality.** No party shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding

the other party hereto (past, present or future), that was obtained in the course of the negotiations of this Agreement or in the course of the performance of this Agreement without the written approval of the other party hereto except for lawyers, financial advisors or other advisors on a need-to-know basis or as required by applicable law or court order.

10.10 **Remedies Cumulative and Right of Offset.** No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient. Notwithstanding anything herein to the contrary, Manager and its heirs and assigns shall have the right to set off against and reduce the amount of any obligation owed by Manager, its Affiliates and assigns to Practice by an amount equal to the amount(s) of Manager's or its Affiliates' or assigns' claim(s) for performance pursuant to the terms and conditions of this Agreement.

10.11 **Language Construction.** The language of this Agreement shall be construed, in all cases, according to its fair meaning and not for or against any party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.12 **No Obligation to Third Parties.** The terms of this Agreement are intended to be solely for the benefit of Manager and Practice and their successors and assigns and none of the obligations and duties of Manager or Practice under this Agreement shall in any way or in any manner be deemed to create any obligation of Manager or Practice to, or any rights in, any person or entity not an express party and signatory to this Agreement.

10.13 **Entire Agreement**. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be amended except by a writing signed by both parties.

10.14 **Medicare Reporting and Access Requirement**. Until the expiration of four years after the furnishing of the services pursuant to this Agreement, Manager shall make available, upon written request to the Secretary of the U.S. Department of Health and Human Services, or upon request to the Comptroller General, or any of their duly authorized representatives, this contract, and all books, documents and records of Manager that are necessary to certify the nature and extent of the costs of such services, and, if Manager carries out any of the duties of this Agreement through a subcontract, with a value of or cost of $10,000 or more over a twelve-month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request of the Secretary or upon request to the Comptroller General, or any of their duly authorized representatives, the subcontract and books, documents and records of such organization that are

necessary to verify the nature and extent of the costs of such services. This paragraph shall be of no force or effect if not required by law.

10.15 **Business Associate Agreement** The parties hereto simultaneously herewith or previously hereto have entered into that certain Business Associate Agreement, which agreement addresses Manager's requirements and obligations relating to maintaining the confidentiality of certain protected health information of Practice's patients as required by the Health Insurance Portability and Accountability Act. Manager acknowledges and agrees that all of its activities pursuant to this Agreement shall be performed in a manner that is consistent and in compliance with such Business Associate Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VEIN ASSOCIATES OF AMERICA, INC.

By: ____________________
Eric Luetkemeyer
Title: Chief Executive Officer

ATTEST:

____
Secretary
[CORPORATE SEAL]

VEIN ASSOCIATES DURHAM, P.C.

By: ____________________
John Mauriello
Title: Owner

ATTEST:

____
Secretary
[CORPORATE SEAL]